Exhibit 5.1

April 29, 2020

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

Re:	APi Group Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as legal counsel to APi Group Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company as APi Group Corporation, a company incorporated with limited liability under the laws of the British Virgin Islands (BVI) (“APG BVI”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the domestication of APG BVI in the State of Delaware as the Company pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “Domestication”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Registration Statement.

The Registration Statement includes the registration of: (A) 196,413,649 shares of common stock, par value $0.0001, of the Company (“Common Stock”) comprised of (i) 169,294,244 shares of Common Stock issued upon the exchange and conversion of APG BVI ordinary shares in connection with the Domestication (collectively, the “Company Shares”); (ii) 4,000,000 shares of Common Stock issuable upon conversion of the Company’s 4,000,000 outstanding shares of Series A Preferred Stock, par value $0.0001 per share (collectively, the “Series A Preferred Stock”), in accordance with the Certificate of Incorporation (as defined below) (collectively, the “Series A Conversion Shares”); (iii) 21,515,359 shares of Common Stock issuable upon exercise of the Company’s outstanding warrants (collectively, the “Warrants”) issued pursuant to the APG Warrant Instrument, in accordance with the APG Warrant Instrument (collectively, the “Warrant Shares”); (iv) 162,500 shares of Common Stock issuable upon exercise of the Company’s outstanding options (collectively, the “Options”) issued pursuant to the Amended and Restated Option Agreements (collectively, the “Option Agreements”), in accordance with the Option Agreements (collectively, the “Option Shares”); and (v) 1,441,546 shares of Common Stock issuable upon the vesting and settlement of the Company’s outstanding unvested restricted stock units (collectively, the “RSUs”) issued pursuant to the restricted stock unit agreements made by the Company in favor of the relevant holder (collectively, the “RSU Award Agreements”), upon vesting and settlement in accordance with the RSU Award Agreements (collectively, the “RSU Shares”); (B) 64,546,077 outstanding Warrants; and (C) 4,000,000 shares of Series A Preferred Stock issued upon the exchange and conversion of APG BVI’s Founder Preferred Shares in connection with the Domestication (collectively, the “Series A Preferred Shares”).

We have examined the following documents and such other documents as in our judgment are necessary to enable us to render the opinions expressed below (collectively, the “Documents”):

(i)	the Registration Statement, including the prospectus contained therein and the exhibits thereto;

(ii)

the certificate of corporate domestication of the Company (the “Certificate of Domestication”) and the certificate of incorporation of the Company (“Certificate of Incorporation”) simultaneously filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 28, 2020;

(iii)	the Company’s bylaws;

(iv)

the organizational consent of the board of directors of the Company which was executed and delivered on April 28, 2020 following the filing of the Certificate of Domestication and Certificate of Incorporation with the Secretary of State (the “Organizational Consent”);

(v)	the APG Warrant Instrument and the Option Agreements, each executed and delivered on April 28, 2020 following the execution and delivery of the Organizational Consent; and

(vi)	the RSU Award Agreements.

We have not reviewed any documents other than the Documents and we assume that there exists no provision in any document relating to the matters covered by this opinion that we have not reviewed that is inconsistent with the Documents or the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and of Company officers and representatives. In rendering the opinions set forth below, we have assumed without investigation (i) the genuineness of all signatures on the Documents, (ii) the legal capacity under all applicable laws and regulations of all natural persons signing each of the Documents as or on behalf of the parties thereto, (iii) the authenticity of all Documents submitted to us as originals, (iv) the conformity to authentic original documents of all Documents submitted to us as copies, and (v) that the Documents, in the forms submitted to us for our review, have not been and will not be, altered or amended in any respect material to our opinions as set forth herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	the Domestication became effective upon the simultaneous filing of the Certificate of Domestication and the Certificate of Incorporation with the Secretary of State on April 28, 2020;

2.	the Company Shares and the Series A Preferred Shares are validly issued, fully paid and non-assessable;

3.	the Warrants are validly issued and legally binding obligations of the Company under the laws of the State of Delaware;

4.

upon due conversion of the Series A Preferred Stock in accordance with the applicable conversion provisions of the Certificate of Incorporation, the Series A Conversion Shares will be validly issued, fully paid and nonassessable;

5.

upon due exercise and full payment of the exercise price of the Warrants in accordance with the terms of the APG Warrant Instrument, the Warrant Shares will be validly issued, fully paid and nonassessable;

6.

upon due exercise and full payment of the exercise price of the Options in accordance with the terms of the Option Agreements, the Option Shares will be validly issued, fully paid and nonassessable; and

7.	upon the vesting and settlement of the RSUs in accordance with the terms of the RSU Agreements, the RSU Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Greenberg Traurig LLP